UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 21, 2012

Sorrento Therapeutics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-52228	33-0344842
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6042 Cornerstone Ct. West, Suite B, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-210-3700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On September 22, 2012, the compensation committee of the board of directors (the "Board") of Sorrento Therapeutics, Inc. ("Sorrento" or the "Company") appointed Henry Ji, Ph.D., the Company’s current Interim Chief Executive Officer and Chief Scientific Officer, as President and Chief Executive Officer. In connection with his appointment, the Company and Dr. Ji entered into an employment agreement (the "Ji Employment Agreement"), effective as of September 21, 2012.

A copy of Dr. Ji’s biography is available in the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on July 31, 2012, and is hereby incorporated by reference.

Employment Agreement of Henry Ji, Ph.D., President and Chief Executive Officer

Under the Ji Employment Agreement, Dr. Ji’s initial annual base salary will be $375,000, which amount will be subject to increase each year at the discretion of the Board or an authorized committee thereof. Dr. Ji will also be eligible to participate in an annual incentive program established by the Board. Dr. Ji’s target annual incentive compensation under such incentive program will be 35% of his then-applicable annual base salary. The annual bonus payable under the annual incentive program will be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board.

The Company has the right to terminate Dr. Ji’s employment at any time with or without "cause" or upon Dr. Ji’s death or disability (each as defined in the Ji Employment Agreement). Dr. Ji may resign with or without "good reason" (as defined in the Ji Employment Agreement) upon 30 days written notice. Under such circumstances, Dr. Ji will be entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements.

The Ji Employment Agreement also includes provisions regarding severance. If Dr. Ji is terminated without cause or resigns for good reason, he will also be entitled to 12 months of his then-applicable base salary paid in a lump sum and 12 months of health care benefits continuation at Sorrento’s expense. If Dr. Ji is terminated by the Company for cause or resigns without good reason, he shall not be entitled to further compensation. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

The Ji Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

The foregoing description of the Ji Employment Agreement does not purport to be complete and is qualified in its entirety by the Ji Employment Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

(e) Effective September 21, 2012, the Company entered into an employment agreement with Richard G. Vincent (the "Vincent Employment Agreement"), the Company’s current Chief Financial Officer, whereby Mr. Vincent will become a full-time employee of the Company and continue in his role as Chief Financial Officer of the Company.

Employment Agreement of Richard G. Vincent, Chief Financial Officer

Under the Vincent Employment Agreement, Mr. Vincent’s initial annual base salary will be $300,000, which amount will be subject to increase each year at the discretion of the Board or an authorized committee thereof. Mr. Vincent will also be eligible to participate in an annual incentive program established by the Board. Mr. Vincent’s target annual incentive compensation under such incentive program will be 25% of his then-applicable annual base salary. The annual bonus payable under the annual incentive program will be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board.

The Company has the right to terminate Mr. Vincent’s employment at any time with or without "cause" or upon Mr. Vincent’s death or disability (each as defined in the Vincent Employment Agreement). Mr. Vincent may resign with or without "good reason" (as defined in the Vincent Employment Agreement) upon 30 days written notice. Under such circumstances, Mr. Vincent will be entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements.

The Vincent Employment Agreement also includes provisions regarding severance. If Mr. Vincent is terminated without cause or resigns for good reason, he will also be entitled to 12 months of his then-applicable base salary paid in a lump sum and 12 months of health care benefits continuation at Sorrento’s expense. If Mr. Vincent is terminated by the Company for cause or resigns without good reason, he shall not be entitled to further compensation. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

The Vincent Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

The foregoing description of the Vincent Employment Agreement does not purport to be complete and is qualified in its entirety by the Vincent Employment Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sorrento Therapeutics, Inc.

September 27, 2012	By:	Richard Vincent

Name: Richard Vincent
Title: CFO